Exhibit 10.1

First Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland.

Tel: +353 (0) 1 669 9020    Fax: +353 (0) 1 669 9028

August 1, 2007

Mr. Stuart Sedlack

15505 Carrs Mill Road

Woodbine, MD 21797

Dear Stuart,

I refer to our recent conversations regarding your proposed appointment to the position of Vice President, Business Development. I am delighted to offer you this position on the following terms.

For the purposes of this letter “Amarin” shall mean Amarin Corporation plc and its Affiliates. “Affiliates” shall mean any corporation or other business entity which is part of the same enterprise grouping as Amarin and which is controlled by, is under common control with, or controls the party, where control includes the ability to vote at least a majority of the voting shares of an entity.

1. Role/Title

Your title will be Executive Vice President, Strategic Development reporting to Alan Cooke, President and Chief Financial Officer. Initially you will be employed by Amarin Pharmaceutical Ireland Limited. Once an Affiliate of Amarin is established in the US, you will be employed by that Affiliate. For the avoidance of doubt the terms of this Offer Letter will apply to your employment by any such Affiliate.

Specifically, you will be required to perform the role of Vice President, Business Development and to perform such other duties as may be assigned to you from time to time.

2. Commencement Date/Location

As discussed, your starting date will be as soon as is practicable following your departure from your current employment (“Commencement Date”). You will work from home and you may be required to work at other locations from time to time. When we have established an office on the East coast of the U.S., which is likely to be in New Jersey, we will discuss your attendance requirements at that office in addition to your work from your home office. Normal office hours are from 9.00 am to 5.00 pm Monday to Friday. However, your duties are critical to the smooth running of the operation and as such you may be required to work outside these hours.

3. Compensation

Amarin shall pay you the sum of US$265,000 gross per annum payable on or around the last Friday in each calendar month.

4. Stock Options

You will be entitled to the grant of options over 300,000 ordinary shares in Amarin Corporation plc of 5 pence each (equivalent to 300,000 American Depositary Receipts) which will vest one third on the first anniversary of the option grant date and the reminder in equal amounts over the following two anniversary dates. These options will be priced, approved and granted at the first remuneration committee meeting following the date of signature of this employment contract and your commencement of employment with Amarin. The provisions of the Amarin Corporation plc 2002 Stock Option Plan (as may be amended from time to time) shall apply to any options granted.

5. Bonus

You will be entitled to be considered for a discretionary bonus for each calendar year served with Amarin up to a maximum of 50% of your annual salary although any such bonus shall be payable in the absolute discretion of Amarin’s management having regard to the performance of the Amarin group as a whole and in the light of your own personal performance during such year. Additionally, in the event that Amarin’s management determines, in its absolute discretion, to make an annual performance stock option grant to senior management, you will be entitled to be considered for such a grant.

6. Health Insurance

Amarin will reimburse you for the cost of your existing health and life insurance schemes, assuming the benefits and costs are somewhat comparable to the cost and benefits of those schemes offered to existing employees.

7. Pension

Amarin will pay 6% of your gross salary into your self-directed retirement account. Currently our pension benefit is undergoing a review at group level. If this review changes the pension contribution % for senior management, your contribution will be adjusted accordingly.

8. Expenses

Amarin shall reimburse you for all reasonable expenses that you are authorised to incur whilst carrying out your duties on behalf of Amarin. You must follow the correct claims procedure and provide invoices or other evidence of payment in order to be reimbursed.

9. Hours of work

Your normal hours of work shall be 35 hours per week, although Amarin expects you to work such hours and at such times as may be reasonably necessary in order for you to carry out your duties effectively. There is no entitlement to payment for overtime.

10. Holidays

You are entitled to paid holidays of 24 days per annum, excluding statutory and customary holidays. The holiday year is from 1 January to 31 December and unused holiday entitlement may not be carried forward. Holidays must be taken at times convenient to Amarin and sufficient notice of intention to take holiday must be given to accommodate the needs of the business.

11. During working hours you shall devote all of your time, attention and skill to Amarin’s business and interests in a proper and efficient manner, and shall use your best efforts to further and promote Amarin’s business and to act loyally and faithfully to Amarin.

12. Confidential Information and Company Documents

You shall neither during your engagement with Amarin (except in the proper performance of your duties) nor at any time after the termination of your engagement with Amarin:

(a)	divulge or communicate to any person, company, business entity or other organisation;

(b)	use for your own purposes or for any other purposes other than those of Amarin or any Affiliate; or

(c)	through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any Confidential Information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through your default.

“Confidential Information” shall mean any proprietary information of Amarin, including, without limitation, information relating to products, processes, services, businesses, personnel, research, financial strategies and activities, commercial strategies and activities, formulas, materials, compounds, substances, programmes, devices, concepts, inventions, patents, designs, methods, techniques, intellectual property, marketing strategies, data, trade secrets, know-how, plans, operations, tests, studies, manuals, market reports, customers, financial status, cash flow projections and the like or any other matter connected with the business of Amarin, or any of its suppliers, partners or customers related to Amarin or its business.

All books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs, tapes and other data storage, date listings, codes, designs, and drawings and other documents and material whatsoever (whether made or created by you or otherwise) relating to the business of Amarin (and copies of the same):

(a)	shall be and remain the property of Amarin or the relevant Affiliate; and

(b)	shall be handed over by you to Amarin or to the relevant Affiliate on demand and in any event on the termination of your engagement with Amarin.

13. Termination of Employment

13.1	Subject to clause 13.2, you are entitled to give and receive from Amarin 12 months notice of the termination of your employment. If written notice is given by you or by Amarin to terminate your employment, Amarin may, notwithstanding any other terms of these terms and conditions and in its absolute discretion, require you to:

(a)	continue to perform such duties as Amarin may direct or to perform no duties during the period of your notice provided always that it shall continue to pay you your salary and provide all contractual benefits to which you are entitled during such notice period. You agree that, during any part of any period of notice, you will not work for any other employer;

(b)	accept a payment of salary in lieu of notice and your employment shall terminate immediately but without prejudice to any other claim Amarin or you may have against the other.

13.2	In the event that Amarin serves notice of termination of your employment under clause 13.1 within the first 18 months following the Commencement Date, in addition to your rights set forth in Clause 13.1, following the expiry of the 12 months notice period (“Initial Notice Period”), you shall be entitled to act as a consultant to Amarin on a month to month basis from the expiry of the Initial Notice Period until the earlier of (a) the thirty month anniversary of the Commencement Date and (b) the date upon which you accept an offer of employment with a third party (“Optional Consultancy Period”). During the Optional Consultancy Period, you will be required to provide transitional consultancy services to Amarin of 5 hours each month at a rate of $200 per hour.

14. Termination without Notice

In cases of gross misconduct Amarin may terminate your engagement immediately without notice and without liability for compensation or damages. In the event of a dispute arising in respect of any such termination by Amarin this dispute will be governed by the laws of the State of New York and shall be subject to the exclusive jurisdiction of the courts of New York.

15. Sickness

If you are ill and unfit for work, you must personally contact your manager as early as possible on the first day and comply with the absence policy as detailed in the handbook.

If you are ill for less than 7 consecutive days (including weekends) you must complete a self certification form. For longer periods of illness a Doctor’s certificate must be supplied and additional ones sent to cover the whole period of sickness.

Company Sick Pay may be paid at Amarin’s absolute discretion as follows in a rolling 12 month period:

Length of continuous employment on commencement of absence	Period for which full pay is normally payable in a twelve month period
Up to 1 year	4 weeks
Over 1 year and up to 3 years	8 weeks
Over 3 years and up to 5 years	13 weeks
Over 5 years	26 weeks

Amarin may at any time require you to have a medical examination at Amarin’s expense.

Should you have, or develop a condition that could be described as a disability you have a duty to inform us so that any reasonable adjustment may be made to your work or working environment. This disclosure would be treated in strictest confidence and you would not be discriminated against in any way.

16. Intellectual Property Rights

It shall be part of your contractual duties (whether alone or with any other employee of Amarin or any Affiliate) at all times to further the interests of Amarin and, without prejudice to the generality of the foregoing and to the extent as is consistent with the your role within Amarin;

(a)	to make, discover and conceive inventions, processes, techniques, designs, improvements or developments relating to or capable of use or adaptation for use in connection with the business of Amarin or any Affiliate (“an Invention”)

(b)	to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of Amarin or any Affiliate with which you are concerned or for which you are responsible, might be improved (“a Development”);

(c)	promptly to give to Amarin or any Affiliate full details of any such Invention or Development which you may from time to time make or discover in the course of your engagement with Amarin; and

(d)	to further the interests of Amarin’s or any Affiliate’s undertaking with regard thereto and Amarin or any Affiliate shall be entitled to the exclusive ownership of any such Invention or Development and to the exclusive use thereof.

You shall immediately give full information to the board of directors of Amarin (the “Board”) as to such Invention or Development and the exact mode of working, producing, using and exploiting the same and shall also give all such explanations and instructions to the Board as may be necessary or useful to enable Amarin or any Affiliate to obtain full benefit of them and will at the expense of Amarin or any Affiliate furnish it with all necessary plans, drawings, formulae and models applicable to the same and shall at the cost and expense of Amarin or any Affiliate execute all documents and do all acts and things necessary to enable Amarin or any Affiliate (or its or their nominees) to apply for and obtain protection for such Inventions and Developments throughout the world and for vesting the ownership of them in Amarin or any Affiliate (or its or their nominees).

You shall not knowingly do anything to imperil the validity of any patent or protection related to the business of Amarin or any Affiliate or any application therefore but shall at the expense of Amarin or any Affiliate render all possible assistance to Amarin or any Affiliate, both in obtaining and in maintaining such patents or other protection.

You shall not either during your engagement with Amarin or any time thereafter exploit or assist others to exploit any Invention or Development which you may from time to time make or discover in the course of your engagement with Amarin or (unless the same shall have become public knowledge otherwise than by breach by you of the terms of this Offer Letter) make public or disclose any such Invention or Development or improvement or give any information in respect of the same except to Amarin or any Affiliate or as it may direct.

You hereby irrevocably appoint Amarin or any Affiliate to be your attorney in your name and on your behalf to execute all documents and do all things necessary and generally to use your name for the purpose of giving Amarin or any Affiliate (or its or their nominees) the full benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by any director or the secretary of Amarin or any Affiliate that any instrument or act which falls within the authority conferred by this clause which shall be conclusive evidence that such is the case.

Copyright and unregistered design rights in all works created by you in the course of your engagement with Amarin will, in accordance with the Copyright Designs and Patent Act 1988, vest in Amarin or any Affiliate. Rights in any design registerable pursuant to the Registered Designs Act 1949, (as amended) (the “Act”) created by you in the course of your engagement with Amarin shall, in accordance with the Act, vest in Amarin or any Affiliate.

17. Restrictions during employment

During the course of your engagement with Amarin, you shall not:

(a)	be directly or indirectly employed, engaged, concerned or interested in any other business or undertaking; or

(b)	engage in any activity which the Board reasonably considers may be, or become, harmful to the interests of Amarin or any Affiliate or which might reasonably be considered to interfere with the performance of your duties under this Agreement.

The above provisions shall not apply:

(a)	to the holding by you (directly or through nominees) of investments listed on the London Stock Exchange or in respect of which dealing takes place in the Unlisted Securities Market on the London Stock Exchange or any recognised stock exchange as long as you do not hold more than 5 % of the issued shares or other securities of any class of any one company; or

(b)	to any act undertaken by you with the prior written consent of the Board; or

(c)	to any interest permitted with the prior approval of the Board (such interest not to be unreasonably withheld) for you to serve from time to time and continue to serve on the boards of, and hold any other offices or positions in, companies or organisations which will not present any conflict of interest with Amarin or any Affiliate and provided that such activities do not materially detract from the performance of your duties;

(d)	to your serving as a member of the Business Advisory Board of Fountain Healthcare Partners on the basis of a maximum time commitment of 2 half days per calendar quarter and provided that, save with the prior approval of Amarin’s Chief Financial Officer, you shall exclude yourself from any involvement in any assignments or discussions with Fountain Healthcare Partners which may present any conflict of interest with the business or affairs of Amarin or any of its Affiliates.

18. Share Dealings

You shall comply fully with Amarin’s Share Dealing Code.

19. Conditions of offer

This offer of employment is conditional upon:

(a)	receipt by the Amarin of two satisfactory employment references, one of which must be given by your current employer. Please provide names and addresses of two referees, who may be contacted immediately;

(b)	receipt of original professional and educational qualifications (where requested);

(c)	all pre-employment checks being acceptable to the Amarin.

If you choose to accept the offer on the above terms and conditions, please sign and return the copy of this Offer Letter to our General Counsel, Tom Maher at Amarin, First Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4.

We look forward to you joining our company and I am sure you will have a successful and challenging career with Amarin.

Signed for and on behalf of AMARIN CORPORATION plc

/s/ Alan Cooke
Alan Cooke
Director, President and CFO

I hereby accept and agree to be bound by the terms and conditions of the Offer Letter set out above.

Signed	/s/ Stuart Sedlack
Name	Stuart Sedlack

Dated	1 August 2007